                                                                      EXHIBIT 99

MERCHANTS BANCORP, INC. AND SUBSIDIARY

Financial Statements as of December 31, 2004 and 2003, and for Each of the Three Years in the Period Ended December 31, 2004 and Independent Auditor' Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Merchants Bancorp, Inc.
Hillsboro, Ohio

We have audited the accompanying consolidated balance sheets of Merchants Bancorp, Inc. and subsidiary (the "Corporation") as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/S/ Deloitte & Touche LLP

March 28, 2005
Cincinnati, Ohio

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         2004        2003
                                                                                                      ----------  ----------
ASSETS

CASH AND CASH EQUIVALENTS:
   Cash and due from banks                                                                            $   12,499  $   13,770
   Federal funds sold                                                                                     16,225       8,625
                                                                                                      ----------  ----------

            Total cash and cash equivalents                                                               28,724      22,395
                                                                                                      ----------  ----------
SECURITIES AVAILABLE FOR SALE -- Amortized cost of $30,985 and $31,835, respectively                      31,979      33,085
                                                                                                      ----------  ----------

LOANS                                                                                                    294,610     288,624

   Less allowance for loan losses                                                                         (2,519)     (2,432)
                                                                                                      ----------  ----------
            Net loans                                                                                    292,091     286,192
                                                                                                      ----------  ----------
OTHER ASSETS:
   Bank premises and equipment -- net                                                                      3,623       3,844
   Accrued interest receivable                                                                             2,679       3,112
   Deferred income taxes                                                                                     278         262
   Other                                                                                                   4,607       3,531
                                                                                                      ----------  ----------

            Total other assets                                                                            11,187      10,749
                                                                                                      ----------  ----------
TOTAL                                                                                                 $  363,981  $  352,421
                                                                                                      ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Deposits:
         Noninterest bearing                                                                          $   34,834  $   31,693
         Interest bearing                                                                                252,997     238,739
                                                                                                      ----------  ----------

            Total deposits                                                                               287,831     270,432
                                                                                                      ----------  ----------

   Repurchase agreements                                                                                   2,944       2,784
   FHLB borrowings                                                                                        39,920      43,706
   Other liabilities                                                                                       2,508       7,272
                                                                                                      ----------  ----------

            Total liabilities                                                                            333,203     324,194
                                                                                                      ----------  ----------

SHAREHOLDERS' EQUITY:
   Common stock -- no par value; 4,500,000 shares authorized and 3,000,000 issued; outstanding
      shares of 2,666,650 and 2,945,000 at December 31, 2004 and December 31, 2003, respectively           2,000       2,000
   Treasury Stock, at cost -- 333,350 shares and 55,000 shares at December 31, 2004
      and December 31, 2003, respectively -- Note 1, Treasury Stock                                       (7,000)     (7,000)
   Surplus                                                                                                 2,000       2,000
   Retained earnings                                                                                      33,311      30,571
   Accumulated other comprehensive income                                                                    467         656
                                                                                                      ----------  ----------

            Total shareholders' equity                                                                    30,778      28,227
                                                                                                      ----------  ----------

TOTAL                                                                                                 $  363,981  $  352,421
                                                                                                      ==========  ==========

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                      2004       2003       2002
                                                                     -------    -------    -------
INTEREST INCOME:
   Interest and fees on loans                                        $18,724    $18,413    $18,478
   Interest and dividends on securities:
      Taxable                                                            708        735      1,340
      Exempt from income taxes                                           958      1,003        929
   Interest on federal funds sold and other short-term investments       175        159        119
                                                                     -------    -------    -------

         Total interest income                                        20,565     20,310     20,866
                                                                     -------    -------    -------

INTEREST EXPENSE:
   Interest on deposits                                                5,115      5,186      6,900
   Interest on repurchase agreements and federal funds purchased          97         91        112
   Interest on FHLB borrowings                                         1,726      1,447        882
                                                                     -------    -------    -------

         Total interest expense                                        6,938      6,724      7,894
                                                                     -------    -------    -------

NET INTEREST INCOME                                                   13,627     13,586     12,972

PROVISION FOR LOAN LOSSES                                               (676)    (2,907)      (436)
                                                                     -------    -------    -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   12,951     10,679     12,536
                                                                     -------    -------    -------

NONINTEREST INCOME:
   Service charges and fees                                            1,252      1,244      1,224
   Other                                                                 289        262        285
                                                                     -------    -------    -------

         Total noninterest income                                      1,541      1,506      1,509
                                                                     -------    -------    -------

NONINTEREST EXPENSE:
   Salaries and employee benefits                                      3,980      3,195      3,505
   Occupancy                                                           1,033      1,204      1,121
   Legal and professional services                                       533        488        576
   Franchise tax                                                         302        249        323
   Data processing                                                       308        300        282
   Advertising                                                           275        208        230
   Other                                                               1,512      1,268      1,073
                                                                     -------    -------    -------

         Total noninterest expense                                     7,943      6,912      7,110
                                                                     -------    -------    -------

INCOME BEFORE INCOME TAXES                                             6,549      5,273      6,935

INCOME TAXES                                                          (1,942)    (1,482)    (2,163)
                                                                     -------    -------    -------

NET INCOME                                                           $ 4,607    $ 3,791    $ 4,772
                                                                     =======    =======    =======

BASIC AND DILUTED EARNINGS PER SHARE                                 $  1.73    $  1.27    $  1.59
                                                                     =======    =======    =======

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                         ACCUMULATED
                                                                                                           OTHER
                                                                COMMON   TREASURY            RETAINED   COMPREHENSIVE
                                                                STOCK     STOCK     SURPLUS  EARNINGS   INCOME (LOSS)    TOTAL
                                                               --------  --------   -------  --------   -------------   -------
BALANCE -- December 31, 2001                                   $  2,000  $      -   $ 2,000  $ 25,710   $         522   $30,232

COMPREHENSIVE INCOME:
   Net income                                                                                   4,772                     4,772
   Minimum pension liability adjustment, net of
    income taxes of $58                                                                                          (108)     (108)
   Net change in unrealized gains on available
    for sale securities, net of income taxes of $206                                                              412       412
                                                                                                                        -------

      Total comprehensive income                                                                                          5,076

CASH DIVIDENDS DECLARED ($0.60 PER SHARE)                                                      (1,800)                   (1,800)
                                                               --------  --------   -------  --------   -------------   -------

BALANCE -- December 31, 2002                                      2,000         -     2,000    28,682             826    33,508

COMPREHENSIVE INCOME:
   Net income                                                                                   3,791                     3,791
   Minimum pension liability adjustment,
    net of income taxes of $31                                                                                    (60)      (60)
   Net change in unrealized gains on available
    for sale securities, net of income taxes of $56                                                              (110)     (110)

      Total comprehensive income                                                                                          3,621
                                                                                                                        -------

   Purchase of treasury stock                                              (7,000)                                       (7,000)

CASH DIVIDENDS DECLARED($0.64 PER SHARE)                                                       (1,902)                   (1,902)
                                                               --------  --------   -------  --------   -------------   -------

BALANCE -- December 31, 2003                                      2,000    (7,000)    2,000    30,571             656    28,227

COMPREHENSIVE INCOME:
   Net income                                                                                   4,607                     4,607
   Minimum pension liability adjustment,
    net of income taxes of $10                                                                                    (19)      (19)
   Net change in unrealized gains on available
    for sale securities, net of income taxes of $58                                                              (170)     (170)
                                                                                                                        -------

      Total comprehensive income                                                                                          4,418

CASH DIVIDENDS DECLARED ($0.70 PER SHARE)                                                      (1,867)                   (1,867)
                                                               --------  --------   -------  --------   -------------   -------

BALANCE -- December 31, 2004                                   $  2,000  $ (7,000)  $ 2,000  $ 33,311   $         467   $30,778
                                                               ========  ========   =======  ========   =============   =======

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(IN THOUSANDS)

                                                                                             2004          2003         2002
                                                                                          -----------   -----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                             $     4,607   $     3,791   $   4,772
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                               549           840         890
      Provision for loan losses                                                                   676         2,907         436
      Gain on sale of mortgage loans                                                             (227)         (161)       (134)
      Proceeds from sale of mortgage loans                                                     19,261        12,354       8,755
      Mortgage loans originated for sale                                                      (19,034)      (12,193)     (8,621)
      Deferred federal income taxes                                                                81           (63)       (129)
      Changes in assets and liabilities:
         Accrued interest receivable                                                              433           (24)       (131)
         Other assets                                                                          (1,076)         (576)        (99)
         Accrued interest, taxes and other liabilities                                          1,052          (405)        (58)
                                                                                          -----------   -----------   ---------

            Net cash provided by operating activities                                           6,322         6,470       5,681
                                                                                          -----------   -----------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales and maturities of securities available for sale                         12,951        12,027      16,259
   Purchases of securities available for sale                                                 (11,841)       (5,389)    (17,663)
   Purchases of FHLB stock                                                                       (300)          (82)        (91)
   Net increase in loans                                                                       (6,575)      (42,935)    (24,833)
   Capital expenditures                                                                          (289)         (212)       (665)
                                                                                          -----------   -----------   ---------

            Net cash used in investing activities                                              (6,054)      (36,591)    (26,993)
                                                                                          -----------   -----------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                                                    17,399         7,716         108
   Net (decrease) increase in repurchase agreements                                               160          (581)      1,941
   Proceeds from FHLB borrowings                                                                             27,250      10,000
   Payments on FHLB borrowings                                                                 (3,786)       (1,014)     (1,523)
   Stock repurchase payments                                                                   (5,845)       (1,155)
   Dividends paid                                                                              (1,867)       (1,902)     (1,800)
                                                                                          -----------   -----------   ---------

            Net cash provided by financing activities                                           6,061        30,314       8,726
                                                                                          -----------   -----------   ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            6,329           193     (12,586)

CASH AND CASH EQUIVALENTS:
   Beginning of year                                                                           22,395        22,202      34,788
                                                                                          -----------   -----------   ---------

   End of year                                                                            $    28,724   $    22,395   $  22,202
                                                                                          ===========   ===========   =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for federal income taxes                                     $     1,160   $     1,850   $   2,351
                                                                                          ===========   ===========   =========

   Cash paid during the year for interest                                                 $     6,918   $     6,779   $   7,738
                                                                                          ===========   ===========   =========

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITY --
   At December 31, 2003, in connection with the Redemption Agreement to purchase treasury stock, the Corporation recorded $5,845 in other liabilities.

See notes to consolidated financial statements.

MERCHANTS BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.    SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

      The accounting and reporting policies of Merchants Bancorp, Inc. (the "Corporation") conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The significant estimates used by management include the allowance for loan losses, fair value of financial instruments, and pension obligations.

      DESCRIPTION OF BUSINESS -- The Corporation is a bank holding company whose subsidiary, the Merchants National Bank (the "Bank"), provides a full range of banking services. Substantially all assets, liabilities, revenues, and expenses are related to banking operations, including lending, investing of funds, and obtaining of deposits and other financing. All of the Corporation's business offices and majority of its business activities are located in the Ohio Counties of Fayette, Highland, and Madison. The Corporation manages its business as one operating segment and reportable unit -- community banking.

      The following is a summary of the Corporation's significant accounting policies:

      PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Merchants Bancorp, Inc. and its wholly-owned subsidiary, the Merchants National Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

      CASH AND DUE FROM BANKS -- The Corporation was required to maintain funds with the Federal Reserve Bank in accordance with regulatory reserve requirements of approximately $3,320,000 and $3,393,000 at December 31, 2004 and 2003, respectively.

      INVESTMENT SECURITIES -- Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, which the Corporation intends and has the ability to hold until maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses included in shareholders' equity or income net of related income taxes, respectively. All of the Corporation's investment securities are classified as available for sale at December 31, 2004 and 2003.

      Amortization of premiums and accretion of discounts are recorded as interest income using methods which approximate a level yield over the period to maturity. Gains and losses realized on sales of securities are computed using the adjusted cost of the specific securities sold.

      LOANS -- Loans are reported at the carrying value of unpaid principal reduced by unearned interest, net of deferred loan origination fees and an allowance for loan losses. Loan origination costs and fees on certain loans are deferred and the net amount is amortized as an adjustment of the related loan's yield over the estimated life of the loan.

      Income is recorded on the effective yield basis. Interest accrual is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Any loan greater than 90 days past due must be well secured and in the process of collection to continue accruing interest. Cash payments received on nonaccrual loans generally are applied against principal, and interest income is only recorded once principal recovery is reasonably assured. Loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain.

      A loan is considered impaired when it is probable the Corporation will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the loan's observable market price or the estimated fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

      The allowance for loan losses is established through a provision for loan losses charged to operating expense. Loan losses are charged against the allowance when management believes the loans are uncollectible. Subsequent recoveries, if any, are credited to the allowance.

      The Corporation maintains an allowance for loan losses to absorb probable loan losses inherent in the portfolio. The allowance for loan losses is maintained at a level management considers to be adequate to absorb probable loan losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans. The allowance is based on ongoing assessments of the probable estimated losses inherent in the loan portfolio. The Corporation's methodology for assessing the appropriate allowance level consists of several key elements, as described below.

      Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and available legal options. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan. As mentioned above, specific reserves for impaired loans are measured based on the fair value of the underlying collateral. The Corporation evaluates the collectibility of both principal and interest when assessing the need for a specific reserve. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

      Homogenous loans, such as consumer installment and residential mortgage loans, are not individually reviewed by management. Reserves are established for each pool of loans based on the expected net charge-offs. Expected net charge offs are based on the charge off history of each loan category. In 2004, the average charge off history for the two most recent years was utilized to compute the allowance for loan loss reserves. In the previous years the average of the five previous years was used for this calculation. Management believes that this refinement results in a calculation that more fully considers recent trends in losses and economic conditions.

      Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the local economy, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Corporation's internal credit review function.

      A portion of the allowance is not allocated to any particular loan type and is maintained in recognition of the inherent inability to precisely determine the loss potential in any particular loan or pool of loans. Among the factors used by management in determining the unallocated portion of the allowance are current economic conditions, trends in the Corporation's loan portfolio delinquency, losses and recoveries, level of underperforming and nonperforming loans, and concentrations of loans in any one industry.

      The Corporation has not substantively changed its overall approach in the determination of the allowance for loan losses. Excluding the refinement from a five year to a two year trend in the calculation of the allowance for loan loss for homogeneous loans as described above, there have been no material changes in assumptions or estimation techniques as compared to prior years that impacted the determination of the current year allowance.

      BANK PREMISES AND EQUIPMENT -- Bank premises and equipment are stated at cost, less accumulated depreciation computed using the straight-line method over their estimated useful lives, which range from five to twenty-five years.

      NONMARKETABLE SECURITIES -- The Corporation's investments in the Federal Home Loan Bank and Federal Reserve Bank are carried at cost and included in other assets. The Corporation owned Federal Home Loan Bank and Federal Reserve Bank stock totaling $2,529,000 and $2,229,800 as of December 31, 2004 and 2003, respectively.

      OTHER REAL ESTATE OWNED -- Real estate assets acquired through foreclosure are recorded at the lower of the recorded loan balance or fair value. Other real estate owned at December 31, 2004 and 2003 was $1,040,000 and $357,500, respectively, and is included in other assets.

      REVENUE RECOGNITION -- Interest income on loans is based on the principal balance outstanding.

      TREASURY STOCK -- On August 28, 2003, the Corporation entered into a stock redemption agreement with three shareholders for the purchase of 333,350 shares. Under the agreement, 55,000 shares were purchased for $1,155,000 and occurred on September 5, 2003. The second settlement for the remaining 278,350 shares occurred on January 5, 2004 for $5,845,350 and was recorded in other liabilities on the December 31, 2003 financial statements. The total value of the transaction was $7,000,350.

      INCOME TAXES -- Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes.

      EARNINGS PER SHARE -- Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during the year. For the year ended 2004, the Corporation had 2,666,650 shares outstanding. For the year ended 2003, the Corporation had 2,945,000 shares outstanding. For the year ended 2002, the Corporation had 3,000,000 shares outstanding. There were no common stock equivalents outstanding during the respective periods.

      STATEMENTS OF CASH FLOWS -- Cash and cash equivalents is defined to include cash on-hand, noninterest and interest-bearing amounts due from other banks and federal funds sold. Generally, federal funds are sold for one day periods. The Corporation reports cash flow on a net basis for customer loan transactions and deposit transactions.

      RECENT ACCOUNTING PRONOUNCEMENTS -- In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers' Disclosure about Pension and Other Postretirement Benefits. This Statement expands upon the existing disclosure requirements as prescribed under the original SFAS No. 132 by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. SFAS No. 132 (Revised) also requires companies to disclose various elements of pension and postretirement benefit costs in interim period financial statements beginning after December 15, 2003. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The Corporation adopted this Standard and all its required disclosures are included in Note 9.

      In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. This Interpretation clarifies the application of ARB No. 51, Consolidated Financial Statements, for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities ("VIE's") to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the VIE's expected losses if they occur, receive a majority of the VIE's residual returns if they occur, or both. Qualifying Special Purpose Entities ("QSPE") are exempt from the consolidation requirements of FIN
      46. This Interpretation was effective for VIE's created after January 31, 2003 and for VIE's in which an enterprise obtains an interest after that date. In December 2003, the FASB issued Staff Interpretation No. 46R ("FIN 46R"), Consolidation of Variable Interest Entities -- an interpretation of ARB 51 (revised December 2003), which replaces FIN 46. FIN 46R was primarily issued to clarify the required accounting for interests in VIE's. Additionally, this Interpretation exempts certain entities from its requirements and provides for special effective dates for enterprises that have fully or partially applied FIN 46 as of December 24, 2003. Application of FIN 46R is required in financial statements of public enterprises that have interests in structures that are commonly referred to as special-purpose entities, or SPE's, for periods ending after December 15, 2003. Application by public enterprises, other than small business issuers, for all other types of VIE's (i.e., non-SPE's) is required in financial statements for periods ending after March 15, 2004, with earlier adoption permitted. The Corporation does not have any variable interest entities. Management has determined that adoption of this Interpretation will not have a material impact on the Corporation's financial statements.

      In March 2004, the Securities and Exchange Commission staff released Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments. This SAB disallows the inclusion of expected future cash flows related to the servicing of a loan in the determination of the fair value of a loan commitment. Further, no other internally developed intangible asset should be recorded as part of the loan commitment derivative. Recognition of intangible assets would only be appropriate in a third-party transaction, such as a purchase of a loan commitment or in a business combination. The SAB is effective for all loan commitments entered into after March 31, 2004, but does not require retroactive adoption for loan commitments entered into, on or before March 31, 2004. Adoption of this SAB did not have a material effect on the Corporation's Consolidated Financial Statements.

      In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The EITF reached a consensus on an other-than temporary impairment model for debt and equity securities accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and cost method investments. The basic model developed to evaluate whether an investment within the scope of Issue 03-1 is other-than temporarily impaired involves a three-step process including, determining whether an investment is impaired (fair value less than cost), evaluating whether the impairment is other-than-temporary and, if other-than-temporary, requiring recognition of an impairment loss equal to the difference between the investment's cost and its fair value. In September 2004, the FASB issued Staff Position ("FSP") No. EITF 03-01-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-01. This FSP delays the effective date of the measurement and recognition guidance contained in paragraphs 10-20 of Issue 03-01. The amount of any other-than-temporary impairment that may need to be recognized in the future will be dependent on market conditions, the occurrence of certain events or changes in circumstances relative to an investee, the Corporation's intent and ability to hold the impaired investments at the time of valuation and measurement and recognition guidance defined in a future FSP issuance.

      In May 2004, FASB issued FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This FSP provides guidance on accounting for the effects of the Medicare prescription drug legislation by employers whose prescriptions drug benefits are actuarially equivalent to the drug benefit under Medicare Part D, and the subsidy is expected to offset or reduce the Corporation's costs for prescription drug coverage. The FSP is effective for the first interim period beginning after June 15, 2004. The FSP also provides guidance for disclosures concerning the effect of the subsidy for employers when the employer has not yet determined actuarial equivalency. The adoption of this FSP did not have a material impact on the Corporation's financial condition or results of operations.

      In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment. This Statement requires measurement of the costs of employee services received in exchange received in for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the vesting period. This Statement is effective for financial statements as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Corporation does not anticipate this Statement will have a material effect on the consolidated financial statements.

      In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-3, Accounting for Certain Loans and Debt Securities Acquired in a Transfer. SOP 03-3 addresses the accounting for acquired loans that show evidence of having deteriorated in terms of credit quality since their origination (i.e. impaired loans). SOP 03-3 prohibits the carryover of an allowance for loan loss on certain acquired loans as credit losses are considered in the future cash flows assessment. SOP 03-3 is effective for loans that are acquired in fiscal years beginning after December 15, 2004. The Corporation does not anticipate this Statement will have a material effect on the consolidated financial statements.

2.    SECURITIES

      The following tables provide information related to securities available for sale as of December 31, (in thousands):

                                                                                  2004
                                                               -------------------------------------------
                                                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                                 COST       GAINS       LOSSES      VALUE
                                                               ---------  ----------  ----------   -------
United States Government and agency
      obligations                                              $   6,494  $       29  $      (11)  $ 6,512
Obligations of states and political subdivisions                  17,454         837          (3)   18,288
Mortgage-backed securities                                         7,037         163         (21)    7,179
                                                               ---------  ----------  ----------   -------

Total                                                          $  30,985  $    1,029  $      (35)  $31,979
                                                               =========  ==========  ==========   =======

                                                                                  2003
                                                               -------------------------------------------
                                                               AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                                 COST        GAINS      LOSSES      VALUE
                                                               ---------  ----------  ----------   -------
United States Government and agency
      obligations                                              $   4,532  $       21  $        -   $ 4,553
Obligations of states and political subdivisions                  19,749         955          (4)   20,700
Mortgage-backed securities                                         7,554         286          (8)    7,832
                                                               ---------  ----------  ----------   -------

Total                                                          $  31,835  $    1,262  $      (12)  $33,085
                                                               =========  ==========  ==========   =======

      The unrealized losses at December 31, 2004 and 2003 are primarily related to fluctuations in market interest rates. The Corporation believes the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities.

      The book value and approximate fair value of securities at December 31, 2004 by contractual maturity, are shown below (in thousands). Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations.

                                                      AMORTIZED    FAIR
                                                        COST       VALUE
                                                      ---------   -------
Less than 1 year                                      $   1,311   $ 1,306
1 to 5 years                                              4,217     4,240
6 to 10 years                                             1,663     1,705
Over 10 years                                            16,757    17,549
Mortgage-backed securities                                7,037     7,179
                                                      ---------   -------

Total                                                 $  30,985   $31,979
                                                      =========   =======

      Management reviews the securities portfolio on a quarterly basis to determine whether any securities have been impaired. As of December 31, 2004 and 2003, the securities portfolio did not include any securities with other-than-temporary impairments.

      The Corporation did not sell any securities in 2004 or 2003.

      At December 31, 2004 and 2003, securities with carrying amount of approximately $28,382,000 and $23,105,000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

3.    LOANS

      Loans at December 31, 2004 and 2003 were as follows (in thousands):

                                                        2004          2003
                                                     ----------    ----------
Commercial real estate                               $   64,460    $   60,833
Commercial and industrial                                26,350        25,165
Agricultural                                             39,970        40,362
Residential real estate                                 136,165       131,656
Installment                                              25,080        27,827
Other                                                     2,585         2,781
                                                     ----------    ----------

        Total                                           294,610       288,624

Less allowance for loan losses                           (2,519)       (2,432)
                                                     ----------    ----------

                                                     $  292,091    $  286,192
                                                     ==========    ==========

      At December 31, 2004 and 2003, the recorded investment in loans considered to be impaired was approximately $8,547,000 and $6,123,000, of which $728,000 and $1,462,000 were on a nonaccrual basis, respectively. Specific reserves for credit losses allocated to these loans were $1,030,000 and $910,000 at December 31, 2004 and 2003, respectively. The average investment in impaired loans for 2004, 2003, and 2002 was $8,273,000, $5,276,000, and $2,132,000, respectively. Interest income recognized from cash payments on impaired loans was $40,000, $4,000 and $11,000 for 2004, 2003, and 2002, respectively.

      Total loans serviced by the Bank for the benefit of others at December 31, 2004 and 2003 were approximately $14,988,000 and $7,234,000, respectively.

4.    ALLOWANCE FOR LOAN LOSSES

      Activity in the allowance for loan losses was as follows (in thousands):

                                                      2004       2003       2002
                                                     -------    -------    -------
Balance -- January 1                                 $ 2,432    $ 2,106    $ 1,960
        Provision for loan losses                        676      2,907        436
        Loans charged-off                               (653)    (2,609)      (356)
        Recoveries of loans previously charged-off        64         28         66
                                                     -------    -------    -------

Balance -- December 31                               $ 2,519    $ 2,432    $ 2,106
                                                     =======    =======    =======

5.    BANK PREMISES AND EQUIPMENT

      Bank premises and equipment at December 31, 2004 and 2003 consisted of the following (in thousands):

                                                       2004        2003
                                                     --------    --------
Land                                                 $    735    $    735
Buildings and improvements                              4,273       4,240
Furniture and equipment                                 4,026       3,847
                                                     --------    --------

        Total                                           9,034       8,822

Less accumulated depreciation                          (5,411)     (4,978)
                                                     --------    --------

Bank premises and equipment -- net                   $  3,623    $  3,844
                                                     ========    ========

      Depreciation expense was $510,000, $717,000, and $659,000 for the years ended December 31, 2004, 2003, and 2002, respectively.

6.    DEPOSITS

      Major classifications of deposits are categorized as follows (in thousands):

                                                       2004       2003
                                                     --------   --------
Noninterest-bearing deposits                         $ 34,834   $ 31,693
Savings and interest checking                         109,879    108,455
Certificates of deposits > $100,000                    34,294     29,799
Other time deposits                                   108,824    100,485
                                                     --------   --------

Total                                                $287,831   $270,432
                                                     ========   ========

      Maturities of certificates of deposit for each of the next five years are as follows (in thousands):

                                                      AMOUNT
                                                     --------
2005                                                 $ 92,318
2006                                                   21,821
2007                                                   17,049
2008                                                      322
2009                                                    7,510
                                                     --------

Total                                                $139,020
                                                     ========

7.    FHLB BORROWINGS

      All stock in the Federal Home Loan Bank ("FHLB") with a carrying value of $2,230,000 and first mortgage residential loans with an unpaid principal balance of $69,417,797, which equals at least 135% of the amount borrowed, are pledged as collateral on FHLB borrowings. Maturities and interest rates at December 31, 2004 are as follows (in thousands):

                                                       INTEREST
MATURITY YEAR                                            RATE              AMOUNT
-------------                                        ------------        ---------
2008                                                 4.78% - 5.39%       $   4,000
2010                                                         6.26%           3,000
2011                                                         5.23%              87
2012                                                        4.64 %          10,000
2013                                                   2.82%-3.13%           1,924
2018                                                   2.83%-4.04%           8,099
2023                                                   3.02%-4.24%          12,810
                                                                         ---------

   Total                                                                 $  39,920
                                                                         =========

      At December 31, 2004, the Company had outstanding, $39,920,000 of total borrowings from the FHLB with a weighted average rate of 4.12%. Borrowings of $7 million consist of three fixed-rate notes with maturities in 2008 and 2010. At the option of the FHLB, these notes can be converted at certain dates to instruments that adjust quarterly at the three-month LIBOR rate. The note amount and nearest optional conversion dates at December 31, 2004, are $1 million in January 2005, $3 million in March 2005; and $3 million in March 2005 if the three month LIBOR reaches 8%. Additionally, the Company utilized a borrowing of $10 million, due in 2012, with a rate that can adjust quarterly if the three-month LIBOR reaches 7.75%. Principal payments on FHLB borrowings are as follows:
      $3,518,000 in 2005, $2,929,000 in 2006, $2,568,000 in 2007, $6,248,000 in
      2008, and $24,657,000 in 2009 and thereafter.

      In addition to the FHLB borrowings, the Corporation has an outstanding standby letter of credit available with the FHLB totaling $11,500,000 at December 31, 2004.

8.    FEDERAL INCOME TAXES

      The provision for federal income taxes consisted of the following (in thousands):

                                       2004       2003      2002
                                      -------   -------   -------
Current                               $ 1,861   $ 1,545   $ 2,292
Deferred                                   81       (63)     (129)
                                      -------   -------   -------

Total                                 $ 1,942   $ 1,482   $ 2,163
                                      =======   =======   =======

      A reconciliation of the Corporation's statutory income tax rate to the effective rate at December 31 follows:

                                                 2004    2003    2002
                                                 ----    ----    ----
Statutory tax rate                               34.0%   34.0%   34.0%
Decrease from tax-exempt interest                (5.0)   (6.6)   (4.1)
Other -- net                                      0.6     0.7     1.3
                                                 ----    ----    ----

Effective tax rate                               29.6%   28.1%   31.2%
                                                 ====    ====    ====

      Deferred income taxes are provided for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (primarily the allowance for loan losses and unrealized gains/losses on securities available for sale).

      The tax effects of significant items comprising the Corporation's deferred tax assets (liabilities) at December 31, are as follows (in thousands):

                                                      2004     2003
                                                     ------   ------
Unrealized gains on securities available for sale    $ (338)  $ (425)
Allowance for loan losses                               583      573
Other -- net                                             33      114
                                                     ------   ------

Net deferred tax asset                               $  278   $  262
                                                     ======   ======

9.    EMPLOYEE BENEFIT PLANS

      The Corporation provides defined pension benefits to substantially all eligible employees. Benefits are based on years of service and earnings in the highest five consecutive calendar years preceding retirement or a monthly amount if employed less than five years. The Plan is funded in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974.

      The Plan assumptions are evaluated annually and are updated as necessary. The discount rate assumption reflects the yield of a portfolio of high quality fixed-income instruments that have a similar duration to the Plan's liabilities. The expected long-term rate of return assumption reflects the average return expected on the assets invested to provide for the Plan's liabilities. In determining the expected long-term rate of return assumption, the Corporation evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections, as well as actual long-term historical Plan performance.

      The details of net periodic pension cost included in personnel expense in the accompanying consolidated statements of income for the years ended December 31, 2004, 2003 and 2002 (the measurement date of the Plan) are as follows (in thousands):

                                                          2004         2003         2002
                                                          -----        -----        -----
Economic assumptions:
   For disclosure:
     Discount rate                                          5.9%         6.0%         6.5%
     Return on assets                                       7.5          7.5          7.5
     Salary increases                                       3.5          4.0          4.0

   For measuring net periodic pension cost:
     Discount rate                                          6.0%         6.5%         7.5%
     Return on assets                                       7.5          7.5          7.5
     Salary increases                                       3.5          4.0          4.0

Service cost                                              $ 173        $ 146        $ 111
Interest cost on projected benefit obligation               139          125          100
Expected return on plan assets                             (102)         (61)         (73)
Net amortization and deferral                                38           44            7
                                                          -----        -----        -----

Net periodic pension cost                                 $ 248        $ 254        $ 145
                                                          =====        =====        =====

      A summary of the Plan's funded status at December 31 is as follows (in thousands):

                                                                                            2004          2003
                                                                                          --------       -------
Changes in benefit obligations:
   Projected benefit obligation at beginning of year                                      $  2,406       $ 1,883
   Service cost                                                                                173           146
   Interest cost                                                                               139           125
   Actuarial (gain) loss                                                                       (32)          272
   Benefits paid during year                                                                   (11)          (20)
                                                                                          --------       -------

Projected benefit obligation at end of year                                               $  2,675       $ 2,406
                                                                                          ========       =======

Change in Plan assets:
   Fair value of Plan assets at beginning of year                                         $  1,364       $   986
   Actual return on assets                                                                     131           199
   Employer contributions                                                                      199           199
   Benefits paid                                                                               (11)          (20)
                                                                                          --------       -------

Fair value of Plan assets at end of year                                                  $  1,683       $ 1,364
                                                                                          ========       =======

Funded status -- underfunded                                                              $    992       $ 1,042
Unrecognized transition obligation                                                              12            14
Unrecognized prior service cost                                                                 12            14
Minimum pension liability                                                                       29            91
Unrecognized net gain (loss)                                                                  (892)         (995)
                                                                                          --------       -------

Accrued pension cost                                                                      $    153       $   166
                                                                                          ========       =======

      The above accrued pension cost is included in "Accrued interest, taxes and other liabilities" in the accompanying consolidated balance sheets. Unrecognized prior service cost and net gain (loss) is amortized over the average future service lives of plan participants (18 years).

      For the Corporation's defined benefit plan, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were approximately $2,675,000, $1,837,000, and $1,683,000 respectively as of December 31, 2004, and $2,406,000, $1,530,000, and $1,364,000,
      respectively as of December 31, 2003. At December 31, 2004 and 2003, an additional minimum pension liability was recorded as a reduction to shareholders' equity in an amount of $29,000, net of $10,000 of tax benefit and $91,000, net of $31,000 of tax benefit, respectively.

      The Plan assets consist primarily of equity and debt securities and money market funds. The following table provides the Corporation's weighted-average asset allocations by asset category for 2004 and 2003.


                            WEIGHTED-AVERAGE
                            ASSET ALLOCATION
                            ----------------
                            2004        2003
                            ----        ----
Equity Securities             70%         72%
Debt Securities               20           3
Money Market Funds            10          25
                            ----        ----
Total                        100%        100%
                            ====        ====

      The Corporation's policy for the investment of Plan assets is to employ investment strategies that are derived based on current and expected market conditions. Generally, the overall weighted-average target asset allocation is 70% to 90% in debt and equity securities and up to 30% in cash.

      Based on the actuarial assumptions, the Corporation expects to make a $162,000 cash contribution to the Plan in 2005. Estimated pension benefit payments, which reflects expected future service, for fiscal years 2005 through 2014 are as follows:


YEARS ENDING DECEMBER 31, (IN THOUSANDS)
----------------------------------------
2005                                         $ 11
2006                                           61
2007                                          117
2008                                           95
2009                                          111
2010-2014                                     783

      The Corporation has entered into supplemental deferred compensation agreements with certain executives of the Corporation under an Executive Investment Plan. Total expense related to this plan was approximately $69,000, $69,000, and $25,000 in 2004, 2003, and 2002, respectively. As of
      December 31, 2004 and 2003, the amounts payable under this plan were approximately $325,000 and $257,000, respectively.

      The Corporation maintains a Director's Deferred Compensation Plan for members of the Board of Directors. The purpose of the Plan is to permit designated members of the Board of Directors to defer amounts equal to the amounts received as compensation from services rendered as a Corporation Director. As of December 31, 2004 and 2003, the amounts payable under this plan were approximately $306,000 and $238,000, respectively.

      The Corporation has a defined contribution 401(k) plan covering substantially all eligible employees. The Corporation made contributions of $35,000, $38,000 and $36,000 for 2004, 2003 and 2002, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES

      In the normal course of business, the Corporation has outstanding various financial instruments with off-balance sheet risk, such as commitments to extend credit and commercial and standby letters of credit. At December 31, 2004 and 2003, the Corporation had approximately $26,250,000 and $24,508,000, respectively, of commitments to extend credit. Commercial and standby letters of credit with customers were $71,000 and $0 at December 31, 2004 and 2003, respectively.

      Commitments to extend credit are agreements to lend. Commercial and standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The Corporation's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount. No material losses or liquidity demands are anticipated as a result of these commitments.

      The Corporation evaluates each customer's creditworthiness on a case-by-case basis in accordance with the Corporation's credit policies. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based upon management's credit evaluation of the customer. Collateral held varies, but may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors.

      The Corporation grants agribusiness, commercial, residential and installment loans to customers in the surrounding areas of its offices in Hillsboro, Greenfield, London, and Washington Court House, Ohio. Although the Bank has a diversified loan portfolio, the borrower's ability to honor their commitments are affected by the regional economy. As of December 31, 2004 and 2003, the Corporation had outstanding approximately $39,970,000 and $40,362,000, respectively, in loans for agriculture purposes, or secured by agricultural properties.

11. RELATED PARTY TRANSACTIONS

      At December 31, 2004 and 2003, certain directors, executive officers and/or companies in which these individuals had a ten percent or more beneficial ownership were indebted to the Corporation in the aggregate amounts of approximately $1,598,000 and $1,784,000, respectively. A rollforward of the related party activity follows (in thousands):

                            2004       2003
                           -------    -------
Balance--January 1,        $ 1,784    $ 1,282
  Originations                 443        792
  Payments                    (629)      (290)
                           -------    -------
Balance--December 31,      $ 1,598    $ 1,784
                           =======    =======

12.   FAIR VALUES OF FINANCIAL INSTRUMENTS

      The estimated fair value of financial instruments is as follows (in thousands):

                                            DECEMBER 31, 2004       DECEMBER 31, 2003
                                          ----------------------  ----------------------
                                           CARRYING      FAIR      CARRYING      FAIR
                                            VALUE       VALUE       VALUE       VALUE
                                          ----------  ----------  ----------  ----------
Cash and cash equivalents                 $   28,724  $   28,724  $   22,395  $   22,395
Securities available for sale                 31,979      31,979      33,085      33,085
Federal Reserve Bank and
 FHLB Stock                                    2,530       2,530       2,230       2,230
Loans--net                                   292,091     295,940     286,192     287,209
Deposits:
 Demand deposits                              34,834      34,834      31,693      31,693
 Savings deposits                            109,879     109,879     108,455     108,455
 Certificates and other time deposits        143,118     143,740     130,284     130,517
FHLB borrowings and federal funds             39,920      39,590      43,706      41,492
Repurchase agreements                          2,944       2,944       2,784       2,784
Loan commitments and letters of credit                    26,250                  24,508

      The estimated fair value amounts are determined by the Corporation, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      CASH AND CASH EQUIVALENTS, FEDERAL RESERVE BANK AND FHLB STOCK -- The carrying amounts of these items are a reasonable estimate of their fair value.

      SECURITIES AVAILABLE FOR SALE -- Fair values are based on quoted market prices and dealer quotes.

      LOANS RECEIVABLE -- The fair value of loans receivable is estimated by discounting future cash flows at market rates for loans of similar terms and maturities, taking into consideration repricing characteristics and prepayment risk.

      DEPOSITS -- The fair value of demand deposits and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed-rate certificates of deposits is estimated by discounting the future cash flows using rates offered on the reporting date for deposits of similar remaining maturities.

      REPURCHASE AGREEMENTS -- The carrying amounts of these items are a reasonable estimate of their fair value.

      FHLB BORROWINGS -- The fair value of FHLB borrowings is estimated by discounting the future cash flows using rates offered on the reporting date for borrowings of similar remaining maturities.

      COMMITMENTS -- The estimated fair value of commitments to originate fixed-rate loans is determined based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates. Based on the analysis, the estimated fair value of such commitments is a reasonable estimate of the loan commitments at par.

      The fair value estimates presented herein are based on information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

13.   REGULATORY MATTERS

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporations' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below, in thousands) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Corporation meets all capital adequacy requirements to which it is subject.

      As of December 31, 2004, the most recent notification from the Office of the Comptroller of the Currency categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Corporation must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

                                                                                           TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                FOR CAPITAL             PROMPT CORRECTIVE
                                         ACTUAL               ADEQUACY PURPOSE          ACTION PROVISIONS
                                 ----------------------    ----------------------    ----------------------
                                  AMOUNT        RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                 ---------    ---------    ---------    ---------    ---------    ---------
                                  (000's)                   (000's)                   (000's)
As of December 31, 2004:
 Total risk-based capital
  (to risk-weighted assets):
  Consolidated                   $  32,829       12.3%     $  21,354        8%             N/A
  Bank                           $  32,268       12.1%     $  21,266        8%       $  26,582       10%
 Tier 1 risk-based capital
  (to risk-weighted assets):
  Consolidated                   $  30,311       11.4%     $  10,677        4%             N/A
  Bank                           $  29,749       11.2%     $  10,633        4%       $  15,950        6%
 Tier 1 leverage capital
  (to adjusted total assets):
  Consolidated                   $  30,311        8.3%     $  14,685        4%             N/A
  Bank                           $  29,749        8.2%     $  14,594        4%       $  18,243        5%

As of December 31, 2003:
 Total risk-based capital
  (to risk-weighted assets):
  Consolidated                   $  30,004       11.4%     $  21,075        8%             N/A
  Bank                           $  30,542       11.8%     $  20,790        8%       $  25,988       10%
 Tier 1 risk-based capital
  (to risk-weighted assets):
  Consolidated                   $  27,571       10.5%     $  10,537        4%             N/A
  Bank                           $  20,109        7.7%     $  10,395        4%       $  15,593        6%
 Tier 1 leverage capital
  (to adjusted total assets):
  Consolidated                   $  27,571        7.7%     $  14,240        4%             N/A
  Bank                           $  20,109        5.8%     $  14,001        4%       $  17,501        5%

      DIVIDEND RESTRICTIONS -- National banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. Dividends are limited to the Bank's retained profits (as defined by the Office of the Comptroller of the Currency) for that year and the two preceding years. During 2002 and as a result of tax planning efforts, the Bank made a special dividend totaling $8,000,000 to the Corporation. As a result, the Bank exceeded the amount of retained earnings available for cash dividends and must obtain approval from the Office of the Comptroller of the Currency for additional future dividends. The Bank received authorization from the Office of the Comptroller of the Currency for the 2003 and the June 2004 dividend payments to the Corporation for the purpose of paying a dividend to the shareholders of the Corporation. The December 2004 dividend paid to the shareholders of the Corporation was paid directly from the bank holding company. Therefore, the Bank was not required to obtain approval from the Office of the Comptroller of the Currency before paying the December 2004 dividends.

14.   PARENT COMPANY FINANCIAL STATEMENTS

      Condensed balance sheets (in thousands):

                                                    2004          2003
                                                 ----------    ----------
ASSETS:
 Due from banks                                  $       95    $      970
 Securities available for sale                                      2,631
 Loans--net                                           1,082         1,986
 Subordinated note receivable from subsidiary                       8,000
 Other assets                                            16           444
 Investment in subsidiary                            30,217        20,688
                                                 ----------    ----------
TOTAL                                            $   31,410    $   34,719
                                                 ==========    ==========
LIABILITIES:
 Treasury stock payable                                        $    5,845
 Other liabilities                               $      632           647
                                                 ----------    ----------
  Total liabilities                                     632         6,492
                                                 ----------    ----------
SHAREHOLDERS' EQUITY                                 30,778        28,227
                                                 ----------    ----------
TOTAL                                            $   31,410    $   34,719
                                                 ==========    ==========

      Condensed statements of income for the year ended December 31 (in thousands):

                                                        2004        2003        2002
                                                      --------    --------    --------
INCOME:
 Dividends from subsidiary bank                       $    907    $  1,902    $  1,800
 Other income                                              136          59         265
                                                      --------    --------    --------
     Total income                                        1,043       1,961       2,065
                                                      --------    --------    --------
EXPENSES--Other expenses                                    52                      19
                                                      --------    --------    --------
INCOME BEFORE INCOME TAXES                                 991       1,961       2,046
                                                      --------    --------    --------
 Income tax expense                                         24          17          78
                                                      --------    --------    --------
 Income before equity in undistributed income
  of bank subsidiary                                       967       1,944       1,968
                                                      --------    --------    --------
 Equity in undistributed income of bank subsidiary       3,640       1,847       2,804
                                                      --------    --------    --------
NET INCOME                                            $  4,607    $  3,791    $  4,772
                                                      ========    ========    ========

      Condensed statements of cash flows for the year ended December 31 (in thousands):

                                                            2004          2003           2002
                                                          ---------     ---------     ---------
Cash flows from operating activities:
 Net income                                               $   4,607     $   3,791     $   4,772
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Equity in undistributed earnings of subsidiary             (3,640)       (1,847)       (2,804)
  Change in other assets and liabilities--net                   452           250           108
                                                          ---------     ---------     ---------
   Net cash provided by operating activities                  1,419         2,194         2,076
                                                          ---------     ---------     ---------
Cash flows from investing activities:
 Change in securities--net                                    2,514         1,365           577
 Change in loans--net                                         8,904           180        (1,514)
                                                          ---------     ---------     ---------
   Net cash (used in) provided by investing activities       11,418         1,545          (937)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
 Stock repurchase                                            (5,845)       (1,155)
 Investment in subsidiary                                    (6,000)
 Dividends paid                                              (1,867)       (1,902)       (1,800)
                                                          ---------     ---------     ---------
   Net cash used in financing activities                    (13,712)       (3,057)       (1,800)
                                                          ---------     ---------     ---------
Net (decrease) increase in cash and cash equivalents           (875)          682          (661)
                                                          ---------     ---------     ---------
Cash and cash equivalents--beginning of year                    970           288           949
                                                          ---------     ---------     ---------
Cash and cash equivalents--end of year                    $      95     $     970     $     288
                                                          =========     =========     =========

                                     ******